Exhibit 4.30

SECOND AMENDMENT TO

SECURED PROMISSORY NOTE

THIS SECOND AMENDMENT TO SECURED PROMISSORY NOTE (the “Amendment”) is entered into effective as of the 28th day of October, 2025, by and between Invea Therapeutics, Inc., a Delaware corporation, (the “Borrower”) and Steven M. Burke, Esq., as Independent Trustee and Administrative Trustee of The Nandabalan 2020 Trust u/t/a dated July 24, 2020 (the “Holder”). Capitalized terms used but not defined herein have the definitions ascribed thereto in that certain Secured Promissory Note, dated September 20, 2023, in the original principal amount of three hundred thousand dollars ($300,000), as amended by the First Amendment to Secured Note, dated effective as of September 19, 2024 (as amended, the “Note”).

WHEREAS, the Note currently provides that the Maturity Date is June 30, 2025; and

WHEREAS, the Borrower desires to amend the Note to change the Maturity Date to March 31, 2026, and the Holder is willing to amend the Note on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Borrower and Holder agree as follows:

1. Maturity Date. Section 1.a. is hereby amended and restated to read as follows:

Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on March 31, 2026 (the “Maturity Date”). Borrower agrees to make a lump sum payment of the principal balance of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note on the Maturity Date.

2. Default Interest. The Holder hereby agrees, to and until April 1, 2026, to forbear from charging Default Interest as a result of any breach occurring prior to the date of this Amendment.

3. Representations and Warranties. The Borrower hereby represents and warrants to the Holder that each of the representations and warranties set forth in the Note are true, accurate, and complete as though made on and as of the date hereof and with respect to the Note and this Amendment.

4. Governing Law. This Amendment, and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Amendment and the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of New Hampshire, without regard to conflict of laws principles.

5. No Other Changes. Except as specifically amended in this Amendment, all other terms of the Note shall remain unchanged, in full force and effect.

6. Counterparts; Electronic Delivery. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute a single agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or in electronic (“pdf” or “tif”) format shall be as effective as delivery of a manually executed counterpart of this Amendment.

[Signature page follows.]

The undersigned Borrower and Holder have executed this First Amendment to Secured Promissory Note intending it to be effective as of June 30, 2025.

Borrower:

INVEA THERAPEUTICS, INC.

		By:	/s/ Michael Aiello
Date:	10/29/2025		Michael Aiello, Chief Financial Officer

Holder:

THE NANDABALAN 2020 TRUST
u/d/t DATED JULY 24, 2020

Date:	10/29/2025	By:	/s/ Steven M. Burke
Steven M. Burke, Esq., Independent
Trustee and Administrative Trustee

[Signature page to Second Amendment to Secured Promissory Note in the original principal amount of $300,000.]